EXHIBIT 23-2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Computer Products, Inc. on Form S-3 (File Nos. 33-70326 and 33-49176), Form S-4/A (File No. 333-36375) and Form S-8 (File Nos. 33-42516, 33-63501, 33-63503,
33-63499,  333-03937,  333-08475 and 333-45691) of our report dated February 18,
1997, on our audits of the consolidated financial statements of Zytec Corporation as of December 31, 1996, and for each of the two years in the period ended December 31, 1996, and the financial statement schedule of Zytec
Corporation for each of the two years in the period ended December 31, 1996, whixh report is included in this Annual Report on Form 10-K.

COOPERS & LYBRAND L.L.P.

Minneapolis, Minnesota
March 30, 1998